Exhibit 10.16

UROVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 14, 2017, by and between Keith Katkin (the “Executive”) and Urovant Sciences, Inc. (the “Company”).

RECITALS

A. The Company desires the association and services of the Executive and his skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C. This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between the Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1. EMPLOYMENT BY THE COMPANY.

1.1 Position; Duties. Subject to the terms and conditions of this Agreement, the Executive shall hold the position of President and Chief Executive Officer of the Company. In this position, the Executive will have the duties and authorities normally associated with a chief executive officer of a company. The Executive will report to, and be subject to the direction of, the Board of Directors of the Company (the “Board”). The Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement; provided, however, that the Executive may devote reasonable periods of time to (a) serving on the board of directors of other corporations subject to the prior approval of the Board, and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with the Executive’s duties under this Agreement.

1.2 Service to Affiliates. It is understood and agreed that the Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Urovant Sciences, Ltd. (the “Parent”), provided, that the Executive agrees that he will not provide any services from within the United States for the Parent or any affiliate or subsidiary of the Parent that is organized in a jurisdiction outside the United States. In addition, at such time as when the Parent files a registration statement registering an offering of securities under the Securities Act of 1933, the Executive shall become the Principal Executive Officer of the Parent solely for the requirements of the Parent being a registrant with the Securities and Exchange Commission. The Executive will also serve as a member of the Parent’s board of directors (the “Parent Board”) and as a member of the board of directors of Urovant Sciences GmbH, an affiliate

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of the Company. The Executive will not become an employee of the Parent, and the Executive’s activities as a Principal Executive Officer of the Parent shall be strictly ministerial and shall not involve conducting any of the Parent’s business activities from within the United States, including day-to-day management or other operational activities of the Parent.

1.3 Location of Employment. The Executive’s principal location of employment shall be the Company’s principal base of operations, which is currently expected to be in Orange County, California, or within fifty (50) miles thereof. The Executive understands that his duties may require periodic business travel, including, for the avoidance of doubt, his required part-time presence in New York, New York during the initial ramp up period of employment that is expected to continue for approximately three (3) months from the Start Date.

1.4 Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the written employment policies and practices established by the Company and/or its Board, to the extent provided to the Executive in advance of the application thereof to the Executive. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall govern and control.

1.5 Exclusive Employment; Agreement not to Participate in Company’s Competitors. Subject to Section 1.1 and 1.2 above, except with the prior written consent of the Board, the Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise. During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

1.6 Start Date. The Executive’s employment with the Company shall commence on September 21, 2017 (the “Start Date”).

2. AT-WILL EMPLOYMENT.

The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice; provided, however, however, the Executive must provide the Company at least three (3) months’ advance written notice of the Executive’s intention to resign from employment (except for a resignation for Good Reason, in which case such procedure shall be governed by the terms set forth in the definition of Good Reason) and the Company shall provide the Executive written notice in the event of a termination of the Executive’s employment by the Company without Cause.

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3. COMPENSATION AND BENEFITS.

3.1 Salary. The Company shall pay the Executive a base salary at the annualized rate of $300,000.00 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be subject to periodic review and may be adjusted from time to time in the Board’s discretion in consultation with the Executive and in consideration of peer compensation data, to the extent available, including other affiliates of RSL.

3.2 Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target bonus opportunity equal to 150% of the Executive’s Base Salary, based on the Board’s assessment of the Executive’s individual performance and overall Company performance. In order to earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the last day of the applicable fiscal year, which will be on March 31 st of the year following the year for which the Annual Performance Bonus relates. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of the Company’s fiscal year or by April 30th. The Annual Performance Bonus payable, if any, shall be prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year. The foregoing to the contrary notwithstanding, with respect to fiscal year 2017, ending on March 31, 2018, the Executive shall be eligible to receive a guaranteed Annual Performance Bonus of $300,000, provided the Executive remains employed by the Company through March 31, 2018. The determination of whether the Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole discretion. The Board (and/or a committee thereof) reserves the right to modify the bonus criteria from year to year.

3.3 Equity.

(a) On the Start Date, subject to the terms of the Parent’s 2017 Equity Incentive Plan (the “Plan”) and approval of the grant by the Parent Board, the Executive will be granted an option to purchase 3,750,000 shares of Parent common stock (the “Time-Vesting Options”), which shall vest and become exercisable in accordance with this Section 3.3(a). In addition, on the Start Date, the Executive will be granted an additional option to purchase up to 750,000 shares of Parent common stock (the “Anti-Dilution Options”, and together with the Time-Vesting Options, the “Option Awards”), which shall only be eligible to vest and become exercisable under the circumstances set forth below under Section 3.3(c). The Time Vesting Options will represent 5% of the basic Parent common shares outstanding as of the Start Date. Both the Time-Vesting Options and the Anti-Dilution Options under each Option Award will have an exercise price equal to the fair market value of the common stock on the grant date and will, subject to Section 3.3(c) below, be subject to a 4-year vesting period, with (i) twenty-five percent (25%) of each Option Award vesting on the one-year anniversary of the Start Date and (ii) the balance of the Option Awards vesting in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date, provided the Executive is employed by the Company on each such vesting date. The Option Awards will be governed by the Plan and other documents issued in connection with the grants and will expire and cease to be

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exercisable on the ten (10) year anniversary of the Start Date. Upon a Change of Control (as defined in the Plan), any unvested portion of the Option Awards (except the portion of the Anti-Dilution Options that have not satisfied the dilution performance condition set forth in Section 3.3(c)) shall immediately vest in full.

(b) The Executive shall also receive a grant of 66,845 restricted stock units in Roivant Sciences Ltd. (“RSL”), an affiliate of the Company (the “RSL Grant”). The RSL Grant will be subject to the terms of the Roivant Sciences Ltd. 2015 Restricted Stock Unit Plan (the “RSL RSU Plan”) and the applicable award agreement. The terms of the RSL Grant shall be identical to the terms of grants made to RSL and Roivant Sciences Inc. senior management team members participating in the RSL RSU Plan. The RSL Grant is subject to approval by the board of directors of RSL.

(c) The Time-Vesting Options shall vest and become exercisable in accordance with the conditions set forth in Section 3(a). Until such point that the Company cumulatively raises an aggregate of two hundred million ($200,000,000) in capital (including capital contributions from RSL or otherwise), the Anti-Dilution Options shall, at such times as new common shares of the Parent should be issued (subject further to the time-vesting conditions set forth in Section 3(a) above), become vested in a portion of the Anti-Dilution Options equal to five percent (5%) of the total Parent common shares issued and outstanding in excess of 75,000,000 Parent common shares (excluding any common shares that become issued and outstanding through the exercise or vesting of outstanding equity awards after the date hereof). For the avoidance of doubt, the portion of the Anti-Dilution Options which have not satisfied their performance-vesting dilution condition at such time when the Parent has raised an aggregate of $200 million from any source shall be forfeited. In the event that Parent issues more than an aggregate of 15,000,000 shares of common stock (excluding any common shares that become issued and outstanding through the exercise or vesting of outstanding equity awards after the date hereof) (the “Share Cap”) before the Parent has raised an aggregate of $200 million from any source, then the Executive shall receive one or more additional option grants (“Anti-Dilution Grants”) equal to five (5%) of the excess amount over the Share Cap. Any such additional Anti-Dilution Grants will have an exercise price equal to the fair market value of the Parent common shares at the time of grant and have vesting terms, measured from the grant date rather than the Start Date, that are similar to the Time-Vesting Options. The Anti-Dilution Grants will be governed by the Plan and other documents issued in connection with the grants.

Example #1: If the Parent issues 1,000,000 shares in excess of 75,000,000 common shares for consideration not to exceed $200 million of proceeds on the sixth (6th) month anniversary of the Start Date, then five percent (5%) of such 1,000,000 shares (or 50,000 shares) will be eligible for vesting in accordance with Section 3.3(a). Accordingly, 12,500 of these “performance vested” common shares will vest on the one (1) year anniversary of the Start Date, with the remaining 37,500 shares vesting quarterly over the next three (3) years, subject to the Executive’s continued employment on each vesting date.

Example #2: If the Parent issues 3,000,000 shares of common stock in excess of 75,000,000 for consideration not to exceed $200 million of proceeds on the two (2) year anniversary of the Start Date, then five percent (5%) of such 3,000,000 shares (or 150,000 shares) will be eligible for vesting in accordance with Section 3.3(a). Accordingly, 75,000 of these “performance vested”

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common shares will be immediately vested and exercisable on the two (2) year anniversary of the Start Date, with the remaining 75,000 shares vesting quarterly over the next two (2) years, subject to the Executive’s continued employment on each vesting date.

(d) In addition to the Option Awards and the Anti-Dilution Grants described in Section 3(c), the Executive shall also be eligible to receive semi-annual grants on each six (6)-month anniversary of the Start Date until such time the Parent has raised an aggregate of $200 million from any source (the “Equity Award Anti -Dilution Grants”). The Equity Award Anti-Dilution Grants shall each cover a number of shares equal to five percent (5%) of the net positive number of Parent common shares underlying equity awards that were granted to individuals (other than the Executive) in the prior six (6)-month period less any such equity awards that were forfeited during such six (6)-month period, provided that the cumulative net number of Parent common shares underlying equity grants issued since the Start Date (excluding the Option Awards and the Anti-Dilution Grants) compared to the number of such equity awards forfeited is positive at the time of measurement. The Equity Award Anti-Dilution Grants will have an exercise price equal to the fair market value of Parent common stock on the applicable grant date and will be subject to a 4-year vesting period, with (i) twenty-five percent (25%) of each Equity Award Anti-Dilution Grant vesting on the one-year anniversary of the grant date thereof and (ii) the balance of each Equity Award Anti-Dilution Grant vesting in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the grant date thereof, provided the Executive is employed by the Company on each such vesting date. The Equity Award Anti-Dilution Grant will be governed by the Plan and other documents issued in connection with the grants and will expire and cease to be exercisable on the earlier of (i) ten (10) year anniversary of the grant date thereof or (ii) the date that the applicable Equity Award Anti-Dilution Grant (or portion thereof) is cancelled or forfeited prior to the exercise thereof, subject to the terms of the Plan and the applicable award agreement. For the avoidance of doubt, (i) the Executive shall not be eligible to receive any additional Equity Award Anti-Dilution Grants from and after the point in which the Parent has raised an aggregate of $200 million from any source and (ii) no Equity Award Anti-Dilution Grants shall be made if, on the date such grant would otherwise be made, the cumulative net number of equity grants issued under the Plan, taking into account all equity awards issued from the Start Date (excluding the Option Awards and the Anti-Dilution Grants) compared to the number of such equity awards forfeited is negative. Upon a Change of Control (as defined in the Plan), any unvested portion of the Equity Award Anti-Dilution Grants shall immediately vest in full.

3.4 Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy). The Company reserves the right to modify, add or eliminate benefits from time to time. The Executive shall be entitled to vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

3.5 Attorney’s Fees. The Executive shall be reimbursed by the Company for the reasonable attorney’s fees incurred by the Executive in negotiating this Agreement, up to twenty five thousand dollars ($25,000), upon the Company’s receipt of such appropriate documentation thereof as the Company may require.

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3.6 Expense Reimbursements. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies. Reimbursement will be made as soon as practicable following receipt from the Executive of reasonable documentation supporting said expenses.

4. PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of employment, the Executive agrees to execute and abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement (“NDA”).

5. TERMINATION OF EMPLOYMENT.

5.1 Termination Without Cause Or Resignation For Good Reason. If the Executive’s employment with the Company is terminated without Cause or the Executive resigns for Good Reason (as defined below), then the Company shall pay the Executive any earned but unpaid Base Salary and unused vacation accrued (if applicable) through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if the Executive furnishes to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (the “Release”) and if the Executive allows the Release to become effective in accordance with its terms, then the Executive shall receive the following benefits:

(a) The Company shall pay the Executive severance in an amount equal to one times (1x) the sum of the (i) Executive’s then current Base Salary and (ii) the Executive’s target Annual Performance Bonus opportunity in respect of the calendar year in which the termination of employment occurs. Said amount shall be paid to the Executive in a single lump sum within five (5) days following the Release becoming effective and irrevocable and will be subject to required withholding. Notwithstanding the foregoing, if such severance amounts are being paid upon a termination under this Section 5.1 within twenty-four (24) months following the consummation of a Change of Control, the multiplier set forth in this Section 5.1(a) shall be two times (2x), rather than one times (1x).

(b) If the Executive is eligible for and timely elects COBRA continuation coverage under the federal COBRA law or applicable state law (collectively, “COBRA”), the Company will reimburse COBRA premiums for the first thirty-six (36) months of COBRA coverage; provided, however, that if the Executive ceases to be eligible for COBRA under applicable law or becomes eligible to enroll in the group health insurance plan of another employer, the Executive shall immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law, then in lieu of paying COBRA premiums on the Executive’s behalf, the Company will pay the Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding.

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(c) The Option Awards, including the Anti-Dilution Options, but only to the extent the share raising “performance condition” under the Anti-Dilution Options has previously been satisfied, and any other equity incentive awards granted to the Executive that are subject solely to time-based vesting conditions shall all vest in full upon such termination.

5.2 Other Termination. If the Executive resigns his employment at any time without Good Reason or the Executive’s employment is terminated by the Company at any time for Cause or due to death or Disability (as defined below), the Company shall pay the Executive (or his estate) any Base Salary and any unused vacation accrued (if applicable) through the date of such resignation or termination, at the rates then in effect, less standard deductions and withholdings. In addition, in the event of a termination due to death or Disability, the Executive (or his estate) will be paid an amount equal to the Executive’s target Annual Performance Bonus amount for the year in which such termination occurs prorated to the date of such termination. The Company shall thereafter have no further obligations to the Executive, except as may otherwise be required by law.

5.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean the occurrence of any of the following, the Executive’s: (i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud against the Company, (iii) willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach, (iv) intentional and material damage to the Company’s property, or (v) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities.

(b) “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.

(c) “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of the Executive’s Base Salary or target Annual Performance Bonus as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed 10%; (ii) material reduction in the Executive’s authority, duties or responsibilities, as compared to the Executive’s authority, duties or responsibilities immediately prior to such reduction; or (iii) a change in the Executive’s principal location of employment,

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resulting in an increase in the Executive’s one-way driving distance by more than fifty (50) miles from the Executive’s then current principal residence on file with the Company; provided, however, any resignation by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(d) A “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) A merger or consolidation in which the Company is a constituent party (or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation; or

(ii) Any transaction or series of related transactions in which an excess of fifty percent (50%) of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities; or

(iii) A sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing definition, the term Change of Control will not include (x) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company or Parent, or (y) a liquidation or dissolution ancillary to or in connection with an assignment for the benefit of creditors, a bankruptcy proceeding, appointment of receiver or similar proceeding or transaction.

5.4 “Release Date” shall mean the date that is fifty-five (55) days following the date of the Executive’s termination.

5.5 Effect of Termination. The Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company.

5.6 Section 409A Compliance.

(a) It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations

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Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, Code Section 409A.

5.7 Section 280G.

(a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a Change of Control or other transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then (I) in the event of the

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consummation of a Transaction prior to the earlier of (x) the consummation of an initial public offering of the Company or the Parent (“IPO”) and (y) the 4th anniversary of the Start Date, the Company shall make payment to Executive of a Gross-Up Payment in accordance with the provisions of Exhibit B attached to this Agreement and (II) in the event of the consummation of a Transaction on or after the IPO or the 4th anniversary of the Start Date, whichever is earlier, then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to the Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b) Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change of Control of the Company, the Company shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that equals or exceeds three times (3x) the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.7(a) of this Agreement shall apply.

(c) Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

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6. ARBITRATION.

Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be [Orange County], California. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

11.

7. GENERAL PROVISIONS.

7.1 Representations and Warranties. The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. In addition, the Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of auditor independence.

7.2 Advertising Waiver. The Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

7.3 Miscellaneous. This Agreement, along with the NDA and any applicable equity awards that have been granted, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer or member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

12.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

UROVANT SCIENCES, INC.

By:	/s/ Matthew Gline
Name: Matthew Gline
Title: Chief Financial Officer

ACCEPTED AND AGREED:

/s/ Keith Katkin
KEITH KATKIN

[Signature Page to K. Katkin Employment Agreement]

EXHIBIT A

Form Of Release

Reference is hereby made to the employment agreement, dated as of September 14, 2017 between Urovant Sciences Inc. (the “Company”) and Keith Katkin (the “Executive”) (the “Employment Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement.

WHEREAS, pursuant to the Employment Agreement, as a condition to the right to receive the severance payments in accordance with the terms of the Employment Agreement (the “Separation Benefits”) in the event that the Executive’s employment is terminated without Cause or the Executive resigns for Good Reason, the Executive must, among other things, sign, return and not revoke this general release of claims (this “General Release”); and

WHEREAS, [the Company has terminated the Executive’s employment without Cause] [the Executive has resigned for Good Reason], effective , 20     (the “Separation Date”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Employment Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Separation Benefits/Consideration. Subject to the Executive signing and returning this General Release and this General Release becoming effective and irrevocable within the time periods set forth below, Executive will have the right to receive the Separation Benefits in accordance with the terms of the Employment Agreement. The Executive agrees that (i) he would not have any right to receive the Separation Benefits but for his execution (and non-revocation) of this General Release, and (ii) the Separation Benefits are in full satisfaction of and in fact exceed all amounts and benefits to which the Executive may be eligible to receive arising out of or related to his employment if this General Release does not become effective and irrevocable within the time periods set forth below.

2. General Release. (a) In consideration for the right to receive the Separation Benefits and the mutual promises contained in the Employment Agreement and in this General Release, the Executive (on behalf of himself or herself and his heirs, administrators, representatives, executors, successors and assigns) hereby knowingly and voluntarily releases and discharges, to the fullest extent permitted by law, the Company and its predecessors, successors and assigns, its and their direct or indirect parents, subsidiaries and affiliated entities, and, with respect to each and all of the foregoing entities (including the Company), all of its and their respective present and former officers, directors, employees, agents, attorneys, members, owners, shareholders, partners, members, representatives, trustees, employee benefit plans and administrators or fiduciaries of such plans (all of the foregoing, including the Company, collectively referred to as “Released Parties”), each individually and in their representative capacities, of and from any and all actions, agreements, claims, damages, expenses (including attorney’s fees and costs), judgments, liabilities, obligations or suits of any kind whatsoever, in law, equity or otherwise, in any jurisdiction, whether known or unknown, suspected or claimed,

1.

specifically mentioned herein or not, which the Executive had, has or may have against any of the Released Parties by reason of any actual or alleged act, event, occurrence, omission, practice or other matter whatsoever from the beginning of time up to and including the date that the Executive signs this General Release (collectively, “Claims”), specifically including but not limited to Claims arising out of or in any way relating to:

•

the Executive’s services as an employee, officer or director of the Company and/or its predecessors, successors and assigns, and its and their direct or indirect parents, subsidiaries and affiliated entities;

•	the Employment Agreement and the termination thereof, any other employment agreement and any compensation, benefits and/or equity interests of any kind in connection with the Executive’s employment;

•

any common law, public policy, company policy, contract (whether oral or written, express or implied) or tort law having any bearing whatsoever on the terms and conditions of the Executive’s employment;

•

any federal, state or local law, ordinance or regulation including, but not limited to, the following (each as amended, if applicable): Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974 (except as to any vested benefits under the Company’s ERISA-covered employee benefit plans, if any); Equal Pay Act; Family and Medical Leave Act of 1993; National Labor Relations Act; Title VII of the Civil Rights Act of 1964; Worker Adjustment and Retraining Notification Act; any provision of the California Labor, Civil or Government Code; IWC Wage Orders; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment.

The Executive agrees that he has entered into this General Release as a compromise and in full and final settlement of all Claims, if any, that the Executive has, had or may have against any and all of the Released Parties up to and including the date that the Executive signs this General Release. The Executive also agrees that, although he may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which he now knows or believes to be true, the Executive intends to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that the Executive signs this General Release. In this regard, the Executive further agrees that all of his rights under Section 1542 of the Civil Code of the State of California (and any equivalent provision of any statute of the United States or any other state or jurisdiction) are hereby waived. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

2.

(b) Notwithstanding the foregoing, “Claims” does not include (i) claims to enforce the terms of this General Release, (ii) claims that arise after the date that Executive signs this General Release (other than any claims relating to continuing or future effects of alleged past discrimination), and/or (iii) claims that cannot be released by a private settlement agreement (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment insurance benefits), the rights to all of which are hereby specifically reserved.

(c) The Executive represents that he has not assigned or transferred his rights with respect to any Claims and that he has not filed, directly or indirectly, any legal proceeding against any Released Parties regarding any Claims. If the Executive commences (or commenced) or participates in any action or proceeding (including as a member of a class of persons) relating to any Claims, this General Release shall be a complete defense in such action or proceeding with respect to such Claims and, to the maximum extent permitted by law, the Executive (and his heirs, administrators, executors, representatives, successors and assigns) will have no right to obtain or receive, and will not seek or accept, any damages, settlement or relief of any kind (including attorneys’ fees and costs) in connection with such Claims.

3. Covenants of the Executive. The Executive acknowledges and agree that he continues to be bound by the terms and covenants set forth in the Employee Non-Disclosure and Inventions Assignment Agreement between the Executive and the Company (the “NDA”), which will continue to remain in full force and effect for the periods set forth therein. The Executive also agrees that any obligations of his or hers pursuant to provisions of the Company’s employee handbook and/or any other Company policies or agreements relating to confidential or proprietary information and intellectual property (the “Confidentiality/IP Policies”) will continue to remain in full force and effect in accordance with their terms.

4. Entire Agreement; Severability. (a) Upon its effectiveness, this General Release (the NDA and the Confidentiality/IP Policies, all of which are incorporated herein by reference) contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, representations and understandings (whether oral or written) regarding the subject matter hereof. The Executive acknowledges that no promises or representations, oral or written, have been made relating to the subject matter hereof, and that the Executive has not relied on any other promises or representations in signing this General Release. This General Release may be modified only in a document signed by the Executive and the Company and referring specifically hereto, and no handwritten changes to this General Release will be binding unless initialed by the Executive and the Company.

(b) If any provision of this General Release is held to be unenforceable for any reason, the parties intend that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such provision (other than the general release provisions contained in Section 2(a) hereof) cannot be modified to be enforceable, such provision shall become null and void leaving the remainder of this General Release in full force and effect.

5. Governing Law. This General Release shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its rules regarding conflict of laws.

3.

6. Miscellaneous; Breach. (a) This General Release shall be binding upon and inure to the benefit of (i) the Released Parties, including the successors and assigns of the Released Parties, all of which are intended third-party beneficiaries, and (ii) the Executive and his heirs, executors, administrators, representatives, successors and assigns (but, in any event, this General Release is not assignable by the Executive and any purported assignment by the Executive shall be null and void). This General Release is not an admission of liability or wrongdoing by the Executive or any of the Released Parties, and such wrongdoing or liability is expressly denied. This General Release may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. Any facsimile or pdf copy of any party’s executed counterpart of this General Release will be deemed to be an executed original thereof. All payments and benefits provided hereunder shall be subject to the withholding of all applicable taxes and deductions required by any applicable law.

(b) In the event of a breach (or threatened breach) by the Executive, the Executive agrees that the Released Parties (i) would have no adequate remedy at law and would be irreparably harmed, (ii) shall therefore be entitled to injunctive relief (without proving actual damages or posting a bond or other security), both preliminary and permanent, enjoining such breach (or threatened breach) and (iii) in the event of a breach of the NDA or the Confidentiality/IP Policies, shall not be required to make any further Separation Benefits to the Executive, for the period starting immediately following such breach and the Executive shall be required to return any Separation Benefits made from the date such breach is determined to have occurred (but, in any event, the Executive shall continue to be subject to and bound by the terms of this General Release and also the NDA and the Confidentiality/IP Policies in accordance with the terms stated therein). Such remedies shall be in addition to all other remedies available at law or in equity.

7. Review/Revocation. The Executive acknowledges that he has been given at least 21 days from his receipt of this General Release to consider its meaning and effect and to determine whether he wishes to sign it. If the Executive signs this General Release before the 21 days are over, the Executive agrees that he is voluntarily waiving the rest of the 21 days without any encouragement or pressure from any of the Released Parties to do so. The Executive also agrees that any modifications to this General Release, whether material or immaterial, will not restart the 21-day period. UPON ITS EFFECTIVENESS, THIS GENERAL RELEASE WILL BE A LEGAL AND BINDING CONTRACT. AS SUCH, THE EXECUTIVE IS AND HAS BEEN ADVISED AND ENCOURAGED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING (AT HIS OWN EXPENSE) BEFORE SIGNING THIS GENERAL RELEASE. Once the Executive signs this General Release, he may change his mind and revoke his acceptance of this General Release but only within seven (7) days after the date that he signed it. In order to do so, any revocation must be in writing and sent to                      by overnight mail, signature required, within the seven (7) days after the date that the Executive signed this General Release. This General Release shall not become effective until after the expiration of the revocation period described in this paragraph. If the Executive does not revoke this General Release within the seven (7) day period, this General Release will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which the Executive signed this General Release.

*        *        *

4.

BY SIGNING THIS GENERAL RELEASE, THE EXECUTIVE AGREES THAT HE HAS READ IT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS AND EFFECTS, INCLUDING THAT HE IS PROVIDING A COMPLETE RELEASE OF ALL “CLAIMS,” WHETHER KNOWN OR UNKNOWN, UP TO AND INCLUDING THE DATE THAT HE SIGNS THIS GENERAL RELEASE. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD AMPLE TIME TO REVIEW THIS GENERAL RELEASE AND TO CONSULT WITH AN ATTORNEY (IF HE SO CHOSE) AND THAT HE IS SIGNING IT KNOWINGLY AND VOLUNTARILY. THE EXECUTIVE ALSO ACKNOWLEDGES THAT THE “SEPARATION BENEFITS” ARE GREATER THAN ANY PAYMENTS OR BENEFITS TO WHICH THE EXECUTIVE MAY OTHERWISE BE ENTITLED IF HE DID NOT EXECUTE THIS GENERAL RELEASE.

For the right to receive the Separation Benefits in accordance with the terms of this General Release and the mutual promises contained in the Employment Agreement and in this General Release, the Executive must (i) sign and date this General Release where indicated below, (ii) return the signed General Release to                     , on or before                     , 201     and (iii) not revoke this General Release within the time period set forth in Section 7 above. If the Executive does not sign and return this General Release on or before such date (or if the Executive revokes it as set forth above), the Executive will not be eligible to receive the Separation Benefits; however, in any event, the termination of the Executive’s employment will still be effective as of the Separation Date.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this General Release as of the dates and years written below.

UROVANT SCIENCES INC.:	EXECUTIVE:

By:
Name:	Executive
Title:

Date:	Date:

5.

EXHIBIT B

(a) Except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For the avoidance of doubt, the Company’s obligation to make Gross-Up Payments under this Exhibit B shall not be conditioned upon the Executive’s termination of employment.

(b) All fees and expenses of the Accountants shall be borne solely by the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”) or Gross-Up Payments that have been made by the Company should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies set forth below and the Executive thereafter is required to make a payment of any Excise Tax, the Accountants shall determine the amount of the Underpayment or Overpayment, as applicable, that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive’s benefit and any such Overpayment shall be promptly paid by the Executive to the Company, as applicable.

(c) Any Gross-Up Payment, as determined by the Accountants, shall be paid by the Company to Executive within ten (10) days of the receipt of the Accountants’ determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority.

(d) To the extent requested by the Company, Executive shall cooperate with the Company in good faith in valuing, and the Accountants shall take into account the value of, services provided or to be provided by Executive (including without limitation, Executive agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of Section 280G of the Code), such that payments in respect of such services (or refraining from performing such services) may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code.